UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010
SUN RIVER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-27485	84-1491159

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)
(214) 739-9191
Registrant’s telephone number, including area code
not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 15, 2010, the Board of Directors of Sun River Energy, Inc. (the “Company”) appointed Thomas Schaefer, age 37, as the Company’s Vice President of Engineering. Mr. Schaefer has been the Company’s Senior Petroleum Engineer since September 1, 2010 and is and will continue to be responsible for all aspects of drilling, completion and operation of wells on Company-operated properties in Texas and New Mexico. He holds a B.S. in Petroleum and Geosystems Engineering from the University of Texas at Austin. From April 2008 to August 2010, Mr. Schaefer served as Chief Operating Officer for Katy Resources ETX, LLC, an oil and gas exploration and production company. From May 2006 to April 2008, Mr. Schaefer served as Executive Vice President for Dorado Exploration Inc., an oil and gas exploration and production company. From October 2003 to April 2006, Mr. Schaefer served as Vice President Operations/Senior Drilling Engineer with ASRC Energy Services, a subsidiary of Arctic Slope Regional Corporation, an oilfield services and industrial facilities development company. Mr. Schaefer has international experience in 17 countries and over 30 oil fields, including projects in Venezuela, Europe, Russia and Kazakhstan. Domestically, Mr. Schaefer has worked on the implementation and design of field development programs in areas such as Kansas, Texas, Oklahoma and New Mexico.
     Effective September 1, 2010, the Company entered into an employment agreement with Mr. Schaefer, which agreement will remain in place following his appointment as an executive officer of the Company. The employment agreement provides for an initial term of three years and will automatically renew for additional one-year terms unless either party gives notice 30 days prior to the end of the then-current term of its intent to terminate the agreement. Pursuant to the terms of the employment agreement, Mr. Schaefer receives an annual minimum base salary of $225,000 during the term of his employment, which amount is subject to increase upon approval by the Company’s management. In addition, Mr. Schaefer is entitled to $25,000 per annum in addition to his base salary for his agreement not to compete with the Company as specified in his employment agreement. Mr. Schaefer is entitled to receive a bonus, in cash or in shares at the sole discretion of the Company’s management. Mr. Schaefer is entitled to receive stock options to purchase 250,000 shares of the Company’s common stock, which options shall vest in equal monthly installments over a period of 36 months and will have an exercise price equal to the fair market value of the Company’s common stock on the effective date of the employment agreement. Lastly, in the event the Company closes on the acquisition and purchase of certain property identified in his employment agreement, Mr. Schaefer shall be entitled to receive 250,000 shares of the Company’s common stock, which will be held in escrow and become earned and vested 1/12th per month thereafter during the term of the employment agreement. The shares will be subject to the Company’s first right to purchase the shares upon receipt of a third party offer.
     In the event Mr. Schaefer’s employment is terminated by the Company other than for “Cause” as defined in the employment agreement or by him for “Good Reason” as defined in the employment agreement, he shall be entitled to receive all compensation earned through the date of the termination plus any accrued but unpaid expenses required to be reimbursed under the employment agreement, any vacation accrued to the termination date and an amount equal to his base salary beginning on the termination date as defined in the employment agreement and ending one year from the termination date. If the termination date occurs in the third year of the term of the employment agreement, then Mr. Schaefer shall receive his pro-rata base salary until the third anniversary of the date of the employment agreement. This severance is payable in equal monthly installments beginning on the last day of the first month following the termination date, subject to Mr. Schaefer’s execution and delivery of a release satisfactory to the Company.
9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
10.1	Employment Agreement as of September 1, 2010 by and between Sun River Energy, Inc. and Thomas Schaefer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN RIVER ENERGY, INC.
Date: October 21, 2010	By:	/s/ Donal R. Schmidt, Jr.
		Name:	Donal R. Schmidt, Jr.
		Title:	Chief Executive Officer

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